UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           --------------------------

       Date of Report (Date of earliest event reported): October 14, 2004
                           --------------------------



                             MARCONI CORPORATION PLC

             (Exact name of registrant as specified in its charter)

                           --------------------------



      England and Wales                 33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


               Registrant's telephone number, including area code:


               ---------------------------------------------------
          (Former name or former address, if changed since last report)



 ==============================================================================

Item No. 2.02     Press release dated 14 October, 2004 - Trading Statement



The attached press release filed with the London Stock Exchange this morning, October 14, 2004, contains references to certain adjusted U.K. GAAP measures. As we are an English company and we prepare our consolidated statutory financial statements under U.K. GAAP, we evaluate our performance using U.K. GAAP measures.

We use adjusted gross margin before exceptional items (as defined under U.K. GAAP) as a measure for our gross margin as it eliminates material one-off items and is more representative of the underlying margin performance of the business at the period end.

An explanation of the adjusted U.K. GAAP measures and a comparison with the unadjusted U.K. GAAP measures will be provided in our Interim results announcement that will be filed with the London Stock Exchange on November 9, 2004 and with the SEC on the same day.

                                                                Press enquiries:
                  David Beck, tel: 0207 306 1490; email: david.beck@marconi.com

                                                             Investor enquiries:
            Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com
                Karen Keyes, tel: 0207 306 1345; email: karen.keyes@marconi.com



                            Marconi Corporation plc

          Trading Update for the three months ended 30 September 2004

London - 14 October 2004 - Marconi Corporation plc (LSE: MONI; NASDAQ: MRCIY) today provided a trading update for the three months ended 30 September 2004.


   - Sales from Continuing Operations GBP305 million - consistent with full year guidance
       - Up 6 per cent on Q1 FY05
       - In line with Q2 FY04 reported sales (GBP305 million)
       - Up 4 per cent on Q2 FY04 at constant currency (GBP293 million)
   - Higher level of tender activity and customer trials
   - Modest increase in Q2 adjusted gross margin from Continuing Operations compared to previous quarter (Q1 FY05: 32.2 per cent) to approximately 33 per cent
   - Solid progress in H1 adjusted gross margin compared to the first half of the previous financial year (H1 FY04: 27.7 per cent (1))
   - Restructuring debt now fully repaid; net cash GBP335 million at 30 September 2004
   - Outlook
       - Full year sales guidance maintained; low single digit growth at constant currency
       - Full year adjusted gross margin guidance maintained at 34 per cent from Continuing Operations; more challenging target in light of first half business mix
       - Additional GBP10 million focused investment planned in R&D and Sales & Marketing to support future growth opportunities
       - Customer endorsements of next generation portfolio reinforce confidence in medium-term prospects

Mike Parton, Chief Executive, said: "We continue to make progress in challenging market conditions. Increased demand for Access equipment, in support of our customers' broadband and 3G development plans, is driving our top-line growth and underpins our full year sales guidance.

"We are driving ahead with our operational improvement initiatives, which will improve gross margin in the second half, helping us to achieve our stretching target of 34 per cent for the full year.

We are seeing an increase in customer tenders and trials, as operators plan for their next generation networks. In response, we have decided to step up our investment in support of future growth opportunities. We remain confident in the prospects for our next generation product and service portfolio."

Basis of Preparation

The financial information in this trading update is unaudited and has been prepared in accordance with UK accounting policies set out in Marconi Corporation plc's 2004 Annual Report and Accounts.

The information regarding our operational performance and cash flow contained in this trading update is based on preliminary management information. This data remains subject to further management review. We will disclose full details of gross margin, operating costs, exceptional items, overall operating result and cash flow in our interim results announcement on 9 November.

The following table sets out the US Dollar/Sterling and Euro/Sterling exchange rates used in preparing our financial information:



                                      Q1                 Q2                 Q2
                                   FY'05              FY'05              FY'04
US Dollar:
Average                           1.8066             1.8090             1.6166
Period End                        1.8135             1.8096             1.6614

Euro:
Average                           1.4904             1.4824             1.4319
Period End                        1.4906             1.4570             1.4267


Disposal of Outside Plant & Power

We completed the disposal of our Outside Plant & Power (OPP) business to Emerson in August 2004 for a cash consideration of $375 million (approximately GBP207 million). We estimate that tax and transaction costs relating to this disposal will amount to approximately GBP35 million, of which we paid approximately GBP8 million in the second quarter, with the majority of the balance payable across the two remaining quarters of the year.

OPP is now treated as a Discontinued Operation for all periods presented. In the three months ended 30 September 2003, Discontinued Operations also includes North American Access (sold to AFC in February 2004).

Interim Results - 9 November 2004

We will announce our interim results for the six months ended 30 September 2004 and host a meeting and conference call for analysts and investors on 9 November 2004.

Financial Calendar H2 FY05
The provisional timetable for results announcements for the second half of FY05 is as follows:


Q3 8 February 2005
Q4 17 May 2005


Trading Update

Sales

At GBP305 million, sales from Continuing Operations grew 6 per cent compared to the previous quarter (GBP289 million reported) and 4 per cent at constant currency compared to the second quarter of the previous year (GBP293 million; GBP305 million reported), in line with our full year guidance for low single digit growth at constant currency.


Sales by Product Area


in GBPm                                             3 months ended
                                    30.09.04         30.06.04         30.09.03

Optical Networks                          76               77               80
Access Networks                           76               60               64
                                      --------         --------         --------

Optical and Access Networks              152              137              144

BBRS Equipment                            28               24               38
BBRS Services                             14               14               15
                                      --------         --------         --------

BBRS                                      42               38               53

IC&M                                      46               48               47
VAS                                       65               66               61
                                      --------         --------         --------

Network Services                         111              114              108
                                      --------         --------         --------

Continuing Operations                    305              289              305
Discontinued Operations                   17               50               84
                                      --------         --------         --------

Group                                    322              339              389
                                      ========         ========         ========


Sales by Geographic Destination

in GBPm                                            3 months ended
                                  30.09.04          30.06.04          30.09.03

EMEA                                   237               224               223
North America                           40                38                50
CALA                                     9                 9                 9
APAC                                    19                18                23
                                    --------          --------          --------

Continuing Operations                  305               289               305
Discontinued Operations                 17                50                84
                                    --------          --------          --------

Group                                  322               339               389
                                    ========          ========          ========


Access Network sales rose 27 per cent quarter on quarter as a result of sustained strong demand for fixed wireless access equipment by German mobile operators as well as a marked increase in sales of our Access Hub to Telecom Italia and BT. Broadband Access accounted for 18 per cent of Access Network sales, Fixed Wireless Access 34 per cent and Other Access 48 per cent.

Whilst our major customers are focusing investment on the deployment of broadband access networks, we continued to see relative stability in Optical Network sales and have been encouraged by the momentum we are gaining in the market with our new optical product platforms. We signed a frame contract with E-Plus during the quarter for the supply of our next generation SMA1/4 Ultra Compact SDH multiplexer and are now trialling our next generation optical metro platform (OMS1664) in over 30 customer labs.

The 11 per cent growth in Broadband Routing & Switching (BBRS) sales compared to the first quarter was lower than the seasonal up-tick experienced in prior years, as the US Federal Government re-prioritised spend and has pushed orders into their next budget year, starting 1 October. We are also experiencing some softness in the US service provider market and expect this trend to continue into the second half of the financial year. BBRS sales in Asia-Pacific (APAC) were up in the quarter due to a new order for the supply of our ASX-4000 product to a major Japanese service provider.

The 3 per cent fall quarter on quarter in Network Services was mainly the result of lower demand for Installation, Commissioning and Maintenance (IC&M) activities. This arose mainly in Italy as a result of a shift in mix of equipment sales from Optical to Access; our optical frame contract with Telecom Italia covers the provision of equipment and the associated installation services whilst Telecom Italia's in-house service teams fulfil a higher proportion of the installation work in their broadband access network.

Sales of Value-Added Services (VAS) remained broadly stable quarter on quarter but we saw a significant shift in business mix, with the earlier completion of activities on a long-term Government sector project replaced by an increased proportion of cable services, following the extension of our long-term contract with BT earlier in the year.

BT accounted for 32 per cent of sales from Continuing Operations. The increase compared to previous quarters (Q1 FY05 26 per cent; Q2 FY04 25 per cent) resulted mainly from an increase in sales of optical equipment, Access Hubs and cable services.


Book to Bill performance improved across all segments:


                                                         3 months ended
                                                   30.09.04          30.06.04

Optical and Access Networks                            1.15              1.01
BBRS                                                   0.88              0.69
Network Services                                       1.03              0.86



Adjusted Gross Margin

We recorded a modest increase in adjusted gross margin compared to the 32.2 per cent recorded in the first quarter to approximately 33 per cent.

Further progression was impacted by the shift in business mix, which was driven by two main factors; firstly, the lower than expected proportion of higher margin BBRS sales and secondly, the change in mix within VAS.

In VAS, the earlier than expected completion of a Government sector contract was replaced by the increased proportion of cable services, which carry lower margins than the rest of our services portfolio. This reduced overall adjusted gross margin in Network Services by approximately one percentage point compared to the 20 per cent recorded in the first quarter of the financial year.

The improvement in the quarter came through in Optical and Access Networks mainly as a result of an increased proportion of higher-margin product sales and the higher volume.

Outlook

Full-year sales guidance maintained

We confirm our full year sales outlook for low single digit growth at constant currency compared to the GBP1,244 million of sales recorded in our Continuing Operations during the year ended 31 March 2004. This does not take into consideration any impact of foreign exchange movements. In the third quarter of the previous financial year, we reported sales from Continuing Operations of GBP320 million. When re-translated at the average exchange rates used in second quarter of the current financial year, this gives sales of GBP311 million (at constant currency).

Gross margin target maintained

We are maintaining our 34 per cent adjusted gross margin target for the full year. Given the impact of business mix in the first half of the year, achievement of this target is based on higher volumes, a more favourable business mix in the second half and our cost saving initiatives. We do not expect to deliver upside benefits over and above this target.

We expect the further gross margin improvement to come through our Optical and Access Networks segment.

As our major customers focus investment on broadband access deployments, we are successfully growing sales of our next generation access products and expect this trend to continue into the second half of the year. Initially, this is likely to put pressure on gross margins as i) broadband access is one of the most competitive areas in which we operate and ii) our customers are focusing on data-only deployments to meet current corporate and residential customer demand as opposed to higher margin multi-service (data, voice and triple-play) configurations.

At the same time however, these successful broadband access deployments are now leading to constraints in existing network infrastructure. Consequently, we are seeing more demand under legacy frame contracts in the second half of the year. This higher margin business combined with increased volumes and planned cost savings is expected to offset the pressure in broadband access and result in increased performance in Optical & Access Networks.

Investing in future growth opportunities

We continue to maintain tight control over operating expenditure, whilst continuing to invest in opportunities to secure future sales growth. We are now experiencing a marked increase in tender activity and customer trials - in particular, in relation to BT's 21st Century Network transformation project as well as elsewhere in the UK and overseas - as we drive towards our previously disclosed target to capture market share with our next generation product and service offering.

As a result, we have decided to raise our Research and Development spend to fund further development of our SoftSwitch solution. We have also increased our sales and marketing budget to support the increased costs associated with customer bids and trials. The cost of this additional investment is expected to be around GBP10 million for the current financial year and per annum thereafter. This compares to our previous plans to maintain a relatively stable level of operating expenditure in the business. We began to incur this additional investment during the second quarter of the year.

Cash Flow, Cash and Debt

At 30 September 2004, we had a net cash balance of GBP335 million compared to GBP188 million at 30 June 2004.

The following table sets out the composition of the Group's net cash balances at these dates:


In GBPm                                               30.09.04         30.06.04
US$-denominated Senior Notes                               -             (245)
US$-denominated Junior Notes                               -                -
Other bilateral and bank debt                            (39)             (40)
                                                    ----------       ----------

Gross financial indebtedness                             (39)            (285)
Cash and liquid resources                                374              473
                                                    ----------       ----------

Net Cash                                                 335              188
                                                    ==========       ==========


The main driver of the improvement in our net cash position during the period was the disposal of OPP and the subsequent completion of our Senior Notes paydown. We used approximately GBP54 million of our available Treasury deposits to repurchase Senior Notes in the market and carried out the final redemption of the Senior Notes on 1 September 2004 using the disposal proceeds.

We recorded a modest operating cash outflow during the quarter. While we continue to apply the strong working capital management disciplines we have developed over the past 3 years, we now anticipate an increase in working capital during the remainder of the financial year, which will result from the increase in factory loading required to deliver higher sales in the second half.


ENDS/...

About Marconi Corporation plc

Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on Nasdaq under the symbol MRCIY.

Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances, which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 10-K annual report for year ended 31 March 2004 filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: October 14, 2004